                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                         INSURANCE AUTO AUCTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                         [INSURANCE AUTO AUCTIONS LOGO]

                         INSURANCE AUTO AUCTIONS, INC.
                            850 EAST ALGONQUIN ROAD
                                   SUITE 100
                              SCHAUMBURG, IL 60173

                                  May 10, 2002

Dear Shareholder:

     You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Insurance Auto Auctions, Inc. (the "Company") to be held on June 19, 2002 at 10:00 a.m. at the Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois 60143. The formal Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the business to be acted upon.

     It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. If you decide to attend the meeting, you may still vote in person even if you have previously submitted a proxy.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          THOMAS C. O'BRIEN
                                          Thomas C. O'Brien
                                          Chief Executive Officer

                         INSURANCE AUTO AUCTIONS, INC.
                            850 EAST ALGONQUIN ROAD
                                   SUITE 100
                           SCHAUMBURG, ILLINOIS 60173

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 19, 2002

     The 2002 Annual Meeting of Shareholders (the "Annual Meeting") of Insurance Auto Auctions, Inc. (the "Company") will be held on June 19, 2002 at 10:00 a.m. at the Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois 60143, for the following purposes:

          1. To elect eight Directors of the Company to serve until the next annual meeting or until their successors have been elected and qualified;

          2. To approve the adoption of an amendment to the Company's 1991 Stock Option Plan increasing the number of shares of common stock reserved for issuance thereunder by 750,000 shares;

          3. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 29, 2002; and

          4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 25, 2002 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at Illinois Corporation Service Co., 700 S. 2nd Street, Springfield, IL 62704 and at the Company's headquarters at 850 East Algonquin Road, Suite 100, Schaumburg, IL 60173, during regular business hours until the Annual Meeting.

     Please read carefully the following Proxy Statement, which describes the matters to be voted upon at the Annual Meeting, and then complete, sign and return your proxy as promptly as possible. You may also submit your proxy by telephone or over the Internet. Should you receive more than one proxy because your shares are registered in different names, each proxy should be submitted to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ THOMAS C. O'BRIEN
                                          Thomas C. O'Brien
                                          Chief Executive Officer

Schaumburg, Illinois
May 10, 2002

                             YOUR VOTE IS IMPORTANT

       WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE
              AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL.

                         INSURANCE AUTO AUCTIONS, INC.
                            850 EAST ALGONQUIN ROAD
                                   SUITE 100
                           SCHAUMBURG, ILLINOIS 60173

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 19, 2002

                                    GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Insurance Auto Auctions, Inc., an Illinois corporation (the "Company"), for use at the 2002 Annual Meeting of Shareholders (the "Annual Meeting"). The Annual Meeting will be held on June 19, 2002 at 10:00 a.m. at the Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois 60143. Shareholders of record on April 25, 2002 will be entitled to notice of and to vote at the Annual Meeting.

     This Proxy Statement and accompanying proxy and Notice of Annual Meeting are first being mailed to shareholders on or about May 17, 2002.

PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

RECORD DATE, VOTING AND SHARE OWNERSHIP

     On April 25, 2002, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were 12,219,228 shares of Common Stock outstanding. No shares of the Company's Preferred Stock are outstanding. Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder. A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum for consideration of such matter at the Annual Meeting. The eight candidates for election as directors receiving the highest number of votes (and who each receive the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting) will be elected directors of the Company. The other matters submitted for shareholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of the shares represented and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

PROXIES

     Shareholders may submit their proxies in writing or by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are presented on the proxy card. When properly completed and returned to the Company or properly submitted by telephone or over the Internet, the proxy will be voted as marked on the proxy or as submitted by telephone or over the Internet. If no instructions are given, all the shares represented by this proxy will be voted FOR the election of each of the nominees as directors and FOR ratification of the appointment of the Company's independent auditors.

     Any person giving a proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Chief Financial Officer of the Company at the Company's headquarters at 850 East Algonquin Road, Suite 100, Schaumburg, IL 60173, a notice of revocation or another signed proxy with a later date. A proxy may also be revoked by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

     The Company will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, personal interview or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to directors, officers, or employees of the Company for any such services. Also, the Company has retained Georgeson Shareholder to assist in soliciting proxies. The Company will pay Georgeson Shareholder a fee of approximately $6,500 plus expenses for their services.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company pursuant to Rule 14a-8 that are intended to be presented by such shareholders at the Company's 2003 Annual Meeting must be received by the Company at its principal executive offices no later than December 31, 2002 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. In addition, shareholders wishing to bring a proposal before the Annual Meeting in 2003 (but not include it in the Proxy Statement) must provide notice of the proposal to the Company on or before March 31, 2003. The Company may exercise discretionary authority with respect to any Shareholder proposals received by the Company after March 31, 2003.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The Board of Directors has nominated the eight nominees listed below (the "Nominees") for election as directors to hold office until the next annual meeting or until their respective successors are duly elected and qualified. Each of the eight Nominees are presently directors of the Company. As of the date of this Proxy Statement, each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any Nominee will be unavailable to serve. In the event that any Nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy. Unless otherwise instructed in the proxy, the proxy holders will vote the proxies received by them FOR each of the Nominees. The eight Nominees receiving the highest number of votes at the Annual Meeting (and who each receive the affirmative vote of a majority of the shares represented and entitled to vote) will be elected directors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS FOR THE COMPANY UNTIL THE NEXT ANNUAL MEETING OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

NOMINEES

     Set forth below is information regarding the Directors of the Company, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were or are selected as Directors and their ages as of March 31, 2002:

                                                                    YEAR FIRST ELECTED
                                                                       OR APPOINTED
DIRECTORS                                                     AGE        DIRECTOR
---------                                                     ---   ------------------
Joseph F. Mazzella..........................................  50           1999
Thomas C. O'Brien...........................................  48           2000
Maurice A. Cocca (1)(2)(3)..................................  58           1997
Susan B. Gould (2)..........................................  64           1991
Peter H. Kamin(1)...........................................  40           1999
Melvin R. Martin (3)........................................  71           1992
Jeffrey W. Ubben (2)(3).....................................  40           2001
John K. Wilcox (1)..........................................  66           1998

---------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Governance Committee

     JOSEPH F. MAZZELLA was appointed Chairman in February 2001 and has been a Director of the Company since January 1999. In March 2000, Mr. Mazzella joined Nutter McClennen & Fish, LLC, a law firm in Boston, Massachusetts as a partner. From 1980 until March 2000, Mr. Mazzella was a partner of Lane, Altman & Owens, a law firm in Boston, Massachusetts. He is a director of Alliant Techsystems, Inc. and Data Transmission Network Systems, Inc.

     THOMAS C. O'BRIEN became President and Chief Executive Officer in November 2000. As President and Chief Executive Officer, Mr. O'Brien oversees the Company's overall corporate administration as well as strategic planning. Prior to joining IAA, Mr. O'Brien served as President of Thomas O'Brien & Associates from 1999 to 2000, Executive Vice President of Safelite Glass Corporation from 1998 to 1999, Executive Vice President of Vistar, Inc. from 1996 to 1997 and President of U.S.A. Glass, Inc. from 1992 to 1996.

     MAURICE A. COCCA has been a Director of the Company since February 1997. From November 1993 to November 1995, Mr. Cocca was Managing Director of The Fisons Laboratory Supplies Division of Fisons PLC. This Division is a distributor of laboratory supplies that was later acquired by Fisher Scientific. Mr. Cocca served as Vice Chairman of J & W Scientific Holdings from April 1996 through April 2000.

     SUSAN B. GOULD has been a Director of the Company since October 1991. Ms. Gould is the founder, and since 1988 has been President, of Gould & Associates, a human resources consulting firm specializing in outplacement and organizational team building.

     PETER H. KAMIN became a Director of the Company in February 2001 and was previously a director from January 1999 through October 2000. In July 2000, Mr. Kamin joined, as a founding partner, ValueAct Capital Partners, L.P. From January 1992 to July 2000, Mr. Kamin was a Partner of Peak Investment, L.P. Mr. Kamin is also a director of TFC Enterprises, Inc. and LeCroy, Inc. Mr. Kamin was appointed to the Board pursuant to the ValueAct Shareholder Agreement described below.

     MELVIN R. MARTIN has been a Director of the Company since January 1992. Since December 1992, Mr. Martin has been a General Partner of MRM Investments Limited Partnership, owners and operators of rental properties.

     JEFFREY W. UBBEN became a Director of the Company in February, 2001. Mr. Ubben is the founder and Managing Partner of ValueAct Capital Partners, L.P., an investment partnership focused primarily on making a limited number of investments in small capitalization public companies. From 1995 to 2000, Mr. Ubben was

Managing Partner of Blum Capital Partners. Mr. Ubben was appointed to the Board pursuant to the ValueAct Shareholder Agreement described below. Mr. Ubben is a director of Martha Stewart Living Omni-media.

     JOHN K. WILCOX has been a Director of the Company since February 1998. From November 1994 until November 1997, Mr. Wilcox was Group Vice President, personal lines finance and planning of Allstate Insurance Company.

     On February 15, 2001, the Company entered into a Shareholder Agreement (the "Shareholder Agreement") with ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., VA Partners, LLC, Jeffrey W. Ubben, Peter H. Kamin, and George F. Hamel, Jr. (the "ValueAct Shareholders"). Pursuant to the terms of the Shareholder Agreement, among other things, the ValueAct Shareholders agreed to vote all of their shares in favor of electing Mr. Ubben, Mr. Kamin, Mr. Cocca, Ms. Gould, Mr. Martin, Mr. Mazzella, Mr. O'Brien and Mr. Wilcox to the Board at the Company's June 2001 annual meeting of shareholders.

BOARD AND COMMITTEE INFORMATION

     During the fiscal year ended December 30, 2001, the Board of Directors held ten meetings. As of December 30, 2001, the Board of Directors had a standing Audit Committee, Compensation Committee and Governance Committee.

     The Audit Committee is primarily responsible for, among other things, approving the services performed by the Company's independent auditors, reviewing financial statements of the Company, determining the adequacy of the Company's accounting practices and determining the effectiveness of the Company's systems of internal accounting controls. The Audit Committee is comprised of three Directors who are not employees of or consultants to the Company. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. that governs audit committee composition, including the requirement that audit committee members all be independent directors. The Audit Committee consists of Mr. Wilcox, its Chairperson, Mr. Cocca and Mr. Kamin. The Audit Committee held five meetings during 2001.

     The Compensation Committee is primarily responsible for, among other things, reviewing and approving the Company's compensation policies and setting the compensation levels for those executive officers and employees reporting directly to the Company's Chief Executive Officer. The Compensation Committee is also responsible for the administration of the Company's stock option plans and Employee Stock Purchase Plan. The Compensation Committee currently consists of Ms. Gould, its Chairperson, Mr. Cocca and Mr. Ubben. The Compensation Committee held four meetings during 2001.

     The Governance Committee is primarily responsible for, among other things, the CEO performance evaluation process, conducting searches for new directors and general board governance matters. The Governance Committee consists of Mr. Cocca, its Chairperson, Mr. Martin and Mr. Ubben. The Governance Committee held no meetings during 2001. There is no formal Committee procedure for consideration of shareholder recommendations of nominees for Board membership.

     During 2001, no director attended fewer than 75% of the aggregate number of
(i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of Committees of the Board of Directors on which he or she served that were held during the period or which he or she was a Board or Committee member.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors has reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 30, 2001 with management. In addition, we have discussed with KPMG LLP, the independent auditing firm for the Company, the matters required by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90.

     The Committee also has received the written report from KPMG LLP required by Independence Standards Board Statement No. 1, and has reviewed, evaluated and discussed the written report with that firm and its independence from the Company. We also have discussed with management of the Company and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

     Based on the foregoing review and discussions and relying thereon, we have recommended to the Company's Board of Directors the inclusion of the audited consolidated financial statements in the Company's Annual Report for the year ended December 30, 2001 on Form 10-K filed with the Securities and Exchange Commission.

     The Audit Committee operates under a written charter adopted by the Board of Directors.

                                AUDIT COMMITTEE

     John K. Wilcox, Chairman        Maurice A. Cocca        Peter H. Kamin

DIRECTORS' COMPENSATION

     For 2001, each non-employee Director was entitled to receive an annual retainer fee of $18,000, a $1,000 fee for each regularly scheduled Board meeting attended, a $500 fee for each committee meeting attended (other than on the date of a regularly scheduled Board meeting), and an annual fee of $3,000 if such non-employee Director served as a Chairperson of a Committee. Non-employee Directors are also reimbursed for expenses incurred in attending such meetings. Employee directors are not compensated for their services as directors of the Company.

     Each non-employee Director is also eligible to receive periodic option grants for shares of the Company's Common Stock pursuant to the automatic option grant program in effect under the Company's 1991 Stock Option Plan as amended and restated. Under this automatic option grant program, each individual who becomes a non-employee Board member is granted an option to purchase 10,000 shares of Common Stock on the date such individual joins the Board. In addition, each non-employee Director is also entitled to receive an automatic option to purchase 2,000 shares of Common Stock on the last business day of the second quarter of each fiscal year during which such individual continues to serve on the Board. Each automatic option grant becomes exercisable in four successive quarterly installments with the first such installment to become exercisable on the last day of the fiscal quarter immediately following the date of grant, provided the non-employee Director continues to serve on the Board. However, each option will become immediately exercisable for all of the option shares in the event of a change of control of the Company.

     Mr. Martin and the Company are parties to an agreement for services pursuant to which Mr. Martin is compensated on a daily basis for consulting services, primarily in the areas of acquisitions and real estate. In 2001, Mr. Martin received no compensation pursuant to the agreement.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table provides certain summary information concerning the compensation earned, for services rendered in all capacities to the Company and its subsidiaries during each of the last three years, by the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers in 2001, and two executive officers whose employment with the Company terminated prior to December 30, 2001. The individuals whose compensation is disclosed in the following tables are hereafter referred to as the "Named Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                    ANNUAL COMPENSATION              ------------
                                         -----------------------------------------    SECURITIES
                                                                    OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
---------------------------       ----   ------------   --------   ---------------   ------------   ---------------
Thomas C. O'Brien...............  2001     343,000(2)        --        18,000(3)            --            4,000(4)
President and Chief               2000       4,000(5)        --         2,000(3)       300,000               --
Executive Officer                 1999          --           --            --               --               --

Donald J. Hermanek..............  2001     191,000(2)        --        18,000(3)        40,000            3,000(4)
Sr. Vice President -- Sales       2000      59,000       35,000         4,000           25,000               --
and Marketing                     1999          --           --            --               --               --

David R. Montgomery.............  2001     156,000       25,000        13,000(3)       100,000(6)         3,000(4)
Sr. Vice President and            2000          --           --            --               --               --
Chief Operating Officer           1999          --           --            --               --               --

Marcia A. McAllister............  2001     149,000(2)        --        18,000(3)            --            6,000(4)
Vice President,                   2000     152,000       59,000        18,000(3)            --            6,000(4)
Government Affairs                1999     150,000       33,000        18,000(3)        38,000            6,000(4)

Scott P. Pettit.................  2001     135,000       35,000        13,000(3)       100,000(7)         3,000(4)
Sr. Vice President, Chief         2000          --           --            --               --               --
Financial Officer & Secretary     1999          --           --            --               --               --

Patrick T. Walsh(8).............  2001      56,000           --         3,000(3)            --          327,000(9)
Vice President,                   2000     148,000       17,000        17,000(3)            --            6,000(4)
Business Development              1999     144,000       72,000        18,000(3)            --            6,000(4)

Donald J. Comis(10).............  2001      55,000           --         6,000(3)            --          337,000(11)
Vice President, Eastern Division  2000     140,000       16,000        17,000(3)            --            6,000(4)
                                  1999     146,000       87,000        18,000(3)            --            6,000(4)

---------------

 (1) Includes salary deferred under the Company's 401(k) Plan and Section 125 Plan. All amounts are rounded to the nearest thousand.

 (2) Payroll period changed from pay-to-date to one week in arrears in July 2001, resulting in the loss of one week's worth of compensation in 2001 for personnel who were employed for the full year. This compensation will be made up when the employee leaves the Company.

 (3) Automobile allowance.

 (4) Represents matching contributions that the Company made to its 401(k) Plan on behalf of the Named Officer.

 (5) Mr. O'Brien became an employee on November 28, 2000. The salary paid to Mr. O'Brien for the 2000 fiscal year was based on his employment agreement dated November 17, 2000.

 (6) Mr. Montgomery received a grant for options to purchase 100,000 shares of common stock at a price of $12.44 per share pursuant to his employment agreement dated April 9, 2001.

 (7) Mr. Pettit received a grant for options to purchase 100,000 shares of common stock at a price of $12.44 per share pursuant to his employment agreement dated April 9, 2001.

 (8) Mr. Walsh resigned as Vice President, Business Development on April 9,
     2001.

 (9) Represents a payment of $148,000 in salary, $44,000 bonus and $18,000 automobile allowance made to Mr. Walsh in connection with his resignation, $115,000 from the exercise of stock options and $2,000 matching contributions that the Company made to its 401(k) Plan on behalf of Mr. Walsh.

(10) Mr. Comis resigned as Vice President, Eastern Division on April 9, 2001.

(11) Represents a payment of $145,000 in salary, $43,000 bonus and $18,000 automobile allowance made to Mr. Comis in connection with his resignation, $129,000 from the exercise of stock options and $2,000 matching contributions that the Company made to its 401(k) Plan on behalf of Mr. Comis.

STOCK OPTIONS

     The following table sets forth information with respect to the Named Officers concerning grants of stock options made during 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                        POTENTIAL REALIZABLE
                                                                                                              VALUE AT
                                                     INDIVIDUAL GRANTS                                  ASSUMED ANNUAL RATES
                         --------------------------------------------------------------------------           OF STOCK
                         NUMBER OF SECURITIES    % OF TOTAL OPTIONS                                    PRICE APPRECIATION FOR
                          UNDERLYING OPTIONS         GRANTED TO                                              OPTION TERM
                               GRANTED              EMPLOYEES IN       EXERCISE PRICE    EXPIRATION    -----------------------
         NAME                   (#)(1)             FISCAL YEAR(2)        ($/SH)(3)          DATE       5% ($)(4)    10% ($)(4)
         ----            --------------------    ------------------    --------------    ----------    ---------    ----------
Thomas C. O'Brien......             --                    --                   --               --           --            --
Donald J. Hermanek.....         40,000                   6.7               13.938         3/7/2011      350,621       888,543
David R. Montgomery....        100,000                  16.6               12.438         4/9/2011      782,219     1,982,297
Marcia A. McAllister...             --                    --                   --               --           --            --
Scott P. Pettit........        100,000                  16.6               12.438         4/9/2011      782,219     1,982,297
Patrick T. Walsh.......             --                    --                   --               --           --            --
Donald J. Comis........             --                    --                   --               --           --            --

---------------

(1) Each option was granted under the Company's 1991 Stock Option Plan as amended and restated. The option becomes exercisable in four equal annual installments with the first such installment exercisable upon the optionee's completion of one year of service. Each option will become immediately exercisable for all the option shares in the event of a change of control of the Company. Each option has a maximum term of 10 years, subject to earlier termination in the event that the optionee ceases to provide services to the Company.

(2) Based upon options to purchase an aggregate of 600,928 shares granted to employees in 2001.

(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may, at its discretion, also loan the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation from the date of grant are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's Common Stock that the actual stock price appreciation over the option term will be at the assumed 5% or 10% levels or at any other specific level. No gain will in fact be realized by the optionees unless the stock price appreciates over the option term, which will also benefit all shareholders of the Company.

     The following table sets forth information with respect to unexercised options held as of the end of the 2001 fiscal year by the Named Officers. No stock appreciation rights were outstanding at the end of 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                            OPTIONS AT                IN-THE-MONEY OPTIONS AT
                                                        FISCAL YEAR-END(#)           FISCAL YEAR-END ($)(1)(2)
                                                  ------------------------------    ----------------------------
                    NAME                          EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                    ----                          -----------      -------------    -----------    -------------
Thomas C. O'Brien...........................         75,000           225,000         318,525         955,575
Donald J. Hermanek..........................          6,250            58,750              --          44,880
David R. Montgomery.........................             --           100,000              --         262,200
Marcia A. McAllister........................         41,875             5,625         200,750          20,375
Scott P. Pettit.............................             --           100,000              --         262,200
Patrick T. Walsh............................         10,000(3)             --              --              --
Donald J. Comis.............................          4,000(4)             --              --              --

---------------

(1) "In-the-money" options are options whose exercise price was less than the market price of the Common Stock on December 30, 2001, the last day of the 2001 fiscal year.

(2) Based upon the market price of $15.06 per share, which was the closing price per share of the Company's Common Stock on the Nasdaq Stock Market(R) on December 28, 2001, less the exercise price payable per share.

(3) Per Mr. Walsh's separation agreement, all of his outstanding stock options became 100% vested and exercisable on April 28, 2001. Such vested stock options will continue to be exercisable until the earlier of such stock options' expiration date or July 9, 2002.

(4) Per Mr. Comis' separation agreement, all of his outstanding stock options became 100% vested and exercisable on April 28, 2001. Such vested stock options will continue to be exercisable until the earlier of such stock options' expiration date or July 9, 2002.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors has general responsibility for establishing the compensation payable to the Company's executive officers, including the Chief Executive Officer, and has the sole and exclusive authority to administer the Company's stock option plans.

     COMPENSATION ARRANGEMENTS. The compensation paid to Thomas C. O'Brien, President and Chief Executive Officer of the Company, for the 2001 fiscal year was based on a November 17, 2000 employment agreement (the "O'Brien Agreement"). Under the O'Brien Agreement, Mr. O'Brien is entitled to an annual base salary of $350,000 and a performance incentive bonus of 40% of his annual salary based upon the achievement of target performance goals. Mr. O'Brien will be entitled to receive in excess of 40% of his annual salary as a performance incentive if his performance exceeds the goals and objectives determined by the Board. Also, pursuant to the O'Brien Agreement, the Company granted Mr. O'Brien an option to purchase 300,000 shares of the Company's Common Stock. The option becomes exercisable in four equal annual installments with the first such installment exercisable upon Mr. O'Brien's completion of one year of service.

     The compensation paid to David R. Montgomery for the 2001 fiscal year was based on an April 2, 2001 employment agreement (the "Montgomery Agreement"). Under the Montgomery Agreement, Mr. Montgomery is entitled to an annual base salary of $225,000 and a performance incentive bonus of 40% of his annual salary based upon the achievement of target performance goals. Pursuant to the Montgomery Agreement, the Company paid Mr. Montgomery a signing bonus of $25,000. Also, pursuant to the Montgomery Agreement, the Company granted Mr. Montgomery an option to purchase 100,000 shares of the

Company's Common Stock. The option becomes exercisable in four equal annual installments with the first such installment exercisable upon Mr. Montgomery's completion of one year of service.

     The compensation paid to Scott P. Pettit for the 2001 fiscal year was based on an April 2, 2001 employment agreement (the "Pettit Agreement"). Under the Pettit Agreement, Mr. Pettit is entitled to an annual base salary of $195,000 and a performance incentive bonus of 40% of his annual salary based upon the achievement of target performance goals. Pursuant to the Pettit Agreement, the Company paid Mr. Pettit a signing bonus of $35,000. Also, pursuant to the Pettit Agreement, the Company granted Mr. Pettit an option to purchase 100,000 shares of the Company's Common Stock. The option becomes exercisable in four equal annual installments with the first such installment exercisable upon Mr. Pettit's completion of one year of service.

     In connection with his resignation as Vice President, Business Development, Mr. Walsh entered into an agreement dated April 9, 2001. In consideration for Mr. Walsh's resignation from all positions with the Company and its subsidiaries, the Company agreed to pay Mr. Walsh a lump sum payment of $210,000. In addition, the Company accelerated the vesting of 72,500 previously granted stock options and extended the exercisability of all of Mr. Walsh's outstanding vested options until July 9, 2002. Mr. Walsh released the Company from any and all claims arising from or relating to his employment with the Company (except for indemnification claims under any applicable law or the Company's standard form of Indemnification Agreement).

     In connection with his resignation as Vice President, Eastern Division, Mr. Comis entered into an agreement dated April 9, 2001. In consideration for Mr. Comis' resignation from all positions with the Company and its subsidiaries, the Company agreed to pay Mr. Comis a lump sum payment of $206,000. In addition, the Company accelerated the vesting of 44,000 previously granted stock options and extended the exercisability of all of Mr. Comis' outstanding vested options until July 9, 2002. Mr. Comis released the Company from any and all claims arising from or relating to his employment with the Company (except for indemnification claims under any applicable law or the Company's standard form of Indemnification Agreement).

     Mr. Comis also entered into a consulting agreement that commenced on April 9, 2001 and expired on April 8, 2002. Mr. Comis has been paid a monthly consulting fee of $12,000 plus any related out-of-pocket expenses approved by the Company.

     Effective August 9, 2000, the Company entered into an Executive Severance Plan for Officers with each of the Executive Officers. Below is a general description of certain terms and conditions of the Executive Severance Plan.

     GENERAL COMPENSATION POLICY. The Committee's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. Accordingly, each executive officer's compensation package consists of: (i) base salary (ii) annual incentive compensation and (iii) long-term stock-based incentive compensation.

     BASE SALARY. In 2001, the Compensation Committee determined not to increase officer base salaries so that a larger portion of total compensation would be contingent upon the Company's financial performance. The Company also provides its executive officers with perquisites, such as automobile allowances and relocation expenses, which are designed to match the fringe benefits provided to executive officers of similarly-sized or comparable companies with which the Company competes for executive talent.

     ANNUAL INCENTIVE COMPENSATION. Annual bonuses are payable to Executive Officers of the Company based upon the achievement of objectively quantifiable and measurable goals and objectives determined in advance by the Compensation Committee.

     LONG-TERM STOCK-BASED INCENTIVE COMPENSATION. The Company makes stock option grants that in general are designed to align the interests of the executive officers with those of the shareholders and provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Option grants are typically made at the initial employment of the executive and reviewed periodically thereafter. The number of shares underlying the options are based upon the level of the officer's responsibilities and internal comparability considerations.

     Option grants allow the officer to acquire shares of Common Stock at a fixed price per share (the closing price on the date preceding the grant date) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a one-year or four-year period, contingent upon the executive officer's continued service relationship with the Company. Accordingly, the option will typically provide a return to the executive officer only if he or she remains a service provider to the Company, and then only if the market price of the Company's Common Stock appreciates over the option term.

     TAX LIMITATION. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held corporations for compensation exceeding $1 million paid to certain of the Company's executive officers. It is not expected that the cash compensation to be paid to the Company's executive officers for fiscal 2001 will exceed the $1 million limit per officer. In addition, the Company's 1991 Stock Option Plan as amended and restated limits the maximum number of shares of common stock for which any one participant may be granted stock options over the remaining term of the plan so that any compensation deemed paid to an executive officer when he or she exercises an outstanding option under that Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

                             COMPENSATION COMMITTEE
     Susan B. Gould            Maurice A. Cocca            Jeffrey W. Ubben

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Ms. Gould, Mr. Cocca and Mr. Ubben. Neither of these individuals was at any time during the fiscal year ended December 30, 2001 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of (i) the Nasdaq Stock Market-US Companies Index and (ii) the Nasdaq Stock Market SIC Peer Group 5000-5099 Index (which includes companies listed on Nasdaq that are primarily engaged in the wholesale distribution of durable goods) for the five-year period from December 31, 1996 through December 31, 2001. This graph assumes the investment of $100 on December 31, 1996 in the Company's Common Stock, the Nasdaq Stock Market Index and the Nasdaq SIC Peer Group index and assumes the reinvestment of dividends, if any.

     The comparisons shown in the graph below are based upon historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG NASDAQ STOCK MARKET -- US COMPANIES,
                NASDAQ STOCK MARKET SIC PEER GROUP 5000 -- 5099
                       AND INSURANCE AUTO AUCTIONS, INC.

                              (PERFORMANCE GRAPH)

TOTAL RETURN INDEX FOR:                    12/29/96    12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
-----------------------                    --------    --------    --------    --------    --------    --------
Insurance Auto Auctions, Inc...........     100.0       121.1       125.0       165.8       126.3       152.7
Nasdaq Stock Market....................     100.0       122.5       172.7       320.9       193.0       153.1
Peer Groups............................     100.0       103.7       100.0       113.6        81.6       103.8

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report on Executive Compensation and Performance Graph are not to be incorporated by reference into any of those prior or future filings made by the Company under those statutes.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The following is a description of the employment or consulting agreements in effect between the Company and certain of its Directors and the Named Officers.

     The compensation paid to Thomas C. O'Brien, President and Chief Executive Officer of the Company, for the 2001 fiscal year was based on a November 17, 2000 employment agreement (the "O'Brien Agreement"). Under the O'Brien Agreement, Mr. O'Brien is entitled to an annual base salary of $350,000 and a performance incentive bonus of 40% of his annual salary based upon the achievement of target performance goals. Mr. O'Brien will be entitled to receive in excess of 40% of his annual salary as a performance incentive if his performance exceeds the goals and objectives determined by the Board. Also, pursuant to the O'Brien Agreement, the Company granted Mr. O'Brien an option to purchase 300,000 shares of the Company's Common Stock. The option becomes exercisable in four equal annual installments with the first such installment exercisable upon Mr. O'Brien's completion of one year of service.

     The compensation paid to David R. Montgomery for the 2001 fiscal year was based on an April 2, 2001 employment agreement (the "Montgomery Agreement"). Under the Montgomery Agreement, Mr. Montgomery is entitled to an annual base salary of $225,000 and a performance incentive bonus of 40% of his annual salary based upon the achievement of target performance goals. Pursuant to the Montgomery Agreement, the Company paid Mr. Montgomery a signing bonus of $25,000. Also, pursuant to the Montgomery Agreement, the Company granted Mr. Montgomery an option to purchase 100,000 shares of the Company's Common Stock. The option becomes exercisable in four equal annual installments with the first such installment exercisable upon Mr. Montgomery's completion of one year of service.

     The compensation paid to Scott P. Pettit for the 2001 fiscal year was based on an April 2, 2001 employment agreement (the "Pettit Agreement"). Under the Pettit Agreement, Mr. Pettit is entitled to an annual base salary of $195,000 and a performance incentive bonus of 40% of his annual salary based upon the achievement of target performance goals. Pursuant to the Pettit Agreement, the Company paid Mr. Pettit a signing bonus of $35,000. Also, pursuant to the Pettit Agreement, the Company granted Mr. Pettit an option to purchase 100,000 shares of the Company's Common Stock. The option becomes exercisable in four equal annual installments with the first such installment exercisable upon Mr. Pettit's completion of one year of service.

     In connection with his resignation as Vice President, Business Development, Mr. Walsh entered into an agreement dated April 9, 2001. In consideration for Mr. Walsh's resignation from all positions with the Company and its subsidiaries, the Company agreed to pay Mr. Walsh a lump sum payment of $210,000. In addition, the Company accelerated the vesting of 72,500 previously granted stock options and extended the exercisability of all of Mr. Walsh's outstanding vested options until July 9, 2002. Mr. Walsh released the Company from any and all claims arising from or relating to his employment with the Company (except for indemnification claims under any applicable law or the Company's standard form of Indemnification Agreement).

     In connection with his resignation as Vice President, Eastern Division, Mr. Comis entered into an agreement dated April 9, 2001. In consideration for Mr. Comis' resignation from all positions with the Company and its subsidiaries, the Company agreed to pay Mr. Comis a lump sum payment of $206,000. In addition, the Company accelerated the vesting of 44,000 previously granted stock options and extended the exercisability of all of Mr. Comis' outstanding vested options until July 9, 2002. Mr. Comis released the Company from any and all claims arising from or relating to his employment with the Company (except for indemnification claims under any applicable law or the Company's standard form of Indemnification Agreement).

     Mr. Comis also entered into a consulting agreement that commenced on April 9, 2001 and expired on April 8, 2002. Mr. Comis has been paid a monthly consulting fee of $12,000 plus any related out-of-pocket expenses approved by the Company.

     Effective August 9, 2000, the Company entered into an Executive Severance Plan for Officers with each of the Executive Officers. Below is a general description of certain terms and conditions of the Executive Severance Plan.

     Unless otherwise increased by the Company in its sole discretion, if the Company terminates the Named Officer's employment for any reason other than for "Cause" or if the "Executive Officer" voluntarily terminates employment with the Company and all of its Affiliates for "Good Reason", the Executive Officer shall receive, in exchange for providing the Company with a duly executed "Waiver and Release Agreement" a benefit, generally representing one-month of severance pay for each year of service with a minimum severance pay of six (6) months and a maximum severance pay of twelve (12) months, in an amount equal to the product of (i) times (ii), where:

          (i) represents the sum of:

             (A) the Executive Officer's annualized base salary at the time the Executive Officer's employment is terminated, plus

             (B) the Executive's average annual bonus received over the eight fiscal quarters of the Company immediately preceding the Company's fiscal quarter during which the Participant's employment is terminated, without exceeding the Executive Officer's target bonus for the Company's fiscal year during which the Executive Officer's employment is terminated, plus

             (C) the Executive Officer's auto allowance for the Company's fiscal year during which the Executive Officer's employment is terminated; and

          (ii) represents a fraction the numerator of which is the number of whole completed years of employment with the Company, but not less than six
     (6) nor more than twelve (12), and the denominator of which is twelve (12); provided, however, that in the event that the Executive Officer's termination of employment occurs within one (1) year following the date on which a new chief executive officer is hired by the Company, the Executive Officer shall receive twelve (12) months of severance pay generally calculated on the basis of the amounts set forth; provided, however, that the amount taken into account as the Executive Officer's bonus shall be equal to the Executive Officer's target bonus for the Company's fiscal year during which the Executive Officer's employment is terminated.

     An Executive Officer is not entitled to any benefit if the Company terminates such Executive Officer's employment for Cause, if the Executive Officer voluntarily terminates employment with the Company for any reason other than Good Reason, or if the Executive Officer's employment is terminated as a result of death or disability.

     "Cause" shall mean an Executive Officer's: (A) felony conviction in a court of law under applicable federal or state laws which results in material damage to the Company or impairs the value of the Executive Officer's services to the Company, or (B) engaging in one or more acts, or omitting to act, in a manner so as to violate a significant Company policy or fiduciary duty owed by the Executive Officer to the Company which results in material damage to the Company.

     "Good Reason" means a (i) significant diminution of the duties and responsibilities assigned to the Executive Officer, (ii) any material diminution in the Executive Officer's compensation or benefits previously provided to the Executive Officer, or (iii) a relocation, without the consent of the Executive Officer, of the Executive Officer's office at the Company or any of its Affiliates more than 75 miles from its current location.

     The Company has entered into a Change of Control Employment Agreement (the "Employment Agreement") with each of the Executive Officers. Below is a general description of certain terms and conditions of the Employment Agreement.

     In the event of a "Change of Control" of the Company followed within two years by (1) the termination of the executive's employment for any reason other than death, disability, or "Cause" or (2) the termination of the executive's employment by the executive for "Good Reason", the Employment Agreement provides that the executive shall be paid a lump sum cash amount equal to one and one-half times the executive's annual base salary and "Highest Annual Bonus" as defined in the Employment Agreement. In addition, the executive is entitled to continued employee welfare benefits for 18 months after termination of employment.

     "Change of Control" means (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934) of 50% or more of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (b) a change in the majority of the board of directors, (c) a major corporate transaction, such as a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the Company's assets, or (d) a liquidation or dissolution of the Company.

     "Cause" means the willful and continued failure of the executive to perform substantially the executive's duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to the Company.

     "Good Reason" means the diminution of responsibilities, assignment to inappropriate duties, failure of the Company to comply with compensation or benefit provisions, transfer to a new work location more than 75 miles from the executive's previous work location, a purported termination of the Employment Agreement by the Company other than in accordance with the Employment Agreement, or failure of the Company to require any successor to the Company to comply with the Employment Agreement.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

     On February 15, 2001, the Company entered into a Shareholder Agreement (the "Shareholder Agreement") with ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., VA Partners, LLC, Jeffrey W. Ubben, Peter H. Kamin, and George F. Hamel (the "ValueAct Shareholders"). Pursuant to the terms of the Shareholder Agreement, the Board: (i) elected Mr. Kamin and Mr. Ubben as members of the Board, (ii) accepted the resignations of Thomas J. O'Malia and Christopher G. Knowles from the Board, including Mr. O'Malia's resignation as Chairman of the Board, and (iii) elected Joseph Mazzella as Chairman of the Board. Additionally, the ValueAct Shareholders agreed to vote all of their shares in favor of electing Mr. Ubben, Mr. Kamin, Mr. Cocca, Ms. Gould, Mr. Martin, Mr. Mazzella, Mr. O'Brien and Mr. Wilcox to the Board at the Company's June 2001 annual meeting of shareholders. The Shareholder Agreement also places certain restrictions on the ValueAct Shareholders. Without the prior consent of the Board, which must include the affirmative vote of at least two of the following "independent directors": Mr. Cocca, Ms. Gould, Mr. Martin and Mr. Wilcox, the ValueAct Shareholders will not: (i) prior to the second anniversary of the Shareholder Agreement, acquire any of the Company's shares unless after the acquisition the ValueAct Shareholders' own 25% or less of the Company's outstanding shares or the acquisition of shares is by Mr. Kamin or Mr. Ubben pursuant to the Company's 1991 Stock Option Plan; or (ii) prior to the three month anniversary of the Company's June 2001 annual meeting, (A) initiate, propose or otherwise cause a special meeting of the shareholders of the Company to elect directors of the Company; or (B) subject any shares to any arrangement which conflicts with the Shareholder Agreement; or (C) enter into any transaction with the Company unless the terms and conditions are determined by the Board, which includes the affirmative vote of two of the independent directors, to be "fair and reasonable" to the Company; or (D) seek, encourage or support, the election of members to the Board except as provided in the Shareholder Agreement, or seek the removal of any member of the Board other than Mr. Kamin or Mr. Ubben.

     M & M Acquisition. In January 1992, the Company purchased the auto salvage pool operations of M & M Auto Storage Pool, Inc. ("M & M"), and acquired an option to purchase the original 35 acres of land on which M & M's operation is located. Melvin R. Martin, the founder, chief executive officer and principal shareholder of such auto salvage operation, was elected a Director of the Company in January 1992. The Company is required to pay rent to Mr. Martin during the 10-year term of the lease relating to the real property owned by Mr. Martin. In 2001, the Company paid $359,406 pursuant to the lease. The Company believes the terms of the lease are no less favorable than those available from unaffiliated third party lessors.

     Mr. Martin and the Company are parties to an agreement for services pursuant to which Mr. Martin is compensated on a daily basis for consulting services, primarily in the areas of acquisitions and real estate. In 2001, Mr. Martin received no compensation pursuant to the agreement.

     Dallas, Texas Lease. The Company leases certain property located in Dallas, Texas from a partnership in which Mr. Martin is a partner. In 2001, the Company paid $468,000 in rent under this lease. The Company believes the terms of the lease are no less favorable than those available from unaffiliated third party lessors.

        PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO 1991 STOCK OPTION PLAN

INTRODUCTION

     The shareholders are being asked to vote on a proposal to approve an amendment to the Company's 1991 Stock Option Plan (the "Option Plan") that will increase the number of shares of Common Stock available for issuance pursuant to the Option Plan by 750,000 shares. The principal changes to the Option Plan are as follows:

        (1) Shares. Subject to adjustment under Article IV(c), the maximum number of shares of Stock issuable under the Plan is 3,100,000 shares.

     The additional shares would bring the maximum number of shares of stock available for issuance under the Plan to 3,100,000. Of the maximum number of shares available for issuance, more than 855,000 options have already been exercised and more than 1,285,000 options remain outstanding, leaving the total number available for grant at just under 210,000. The additional shares would bring the total number of options available for grant to approximately 960,000.

     The Board of Directors believes it is necessary to increase the number of shares available for issuance under the Option Plan in order to allow the Company to use equity incentives to attract and retain the services of key employees, including the Company's executive officers, essential to the Company's long-term success.

     The Board of Directors approved the amendment to the Option Plan on April 18, 2002, subject to shareholder approval at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote on this Proposal No. 2 is required for approval of the amendment to the Option Plan.

                      EQUITY COMPENSATION PLAN INFORMATION
                          YEAR ENDED DECEMBER 30, 2001

                                                                                        NUMBER OF SECURITIES
                                                                                       REMAINING AVAILABLE FOR
                                 NUMBER OF SECURITIES TO BE     WEIGHTED-AVERAGE        FUTURE ISSUANCE UNDER
                                  ISSUED UPON EXERCISE OF      EXERCISE PRICE OF         EQUITY COMPENSATION
                                    OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,   PLANS (EXCLUDING SECURITIES
PLAN CATEGORY                       WARRANTS AND RIGHTS       WARRANTS AND RIGHTS     REFLECTED IN COLUMN (A))
-------------                    --------------------------   --------------------   ---------------------------
                                        (a)                        (b)                      (c)
Equity compensation plans
  approved by security holders
  (Amended and Restated 1991
  Stock Option Plan)...........          1,332,528                   $14.65                    206,791
Equity compensation plans not
  approved by security holders
  (1995 Supplemental Plan).....             63,977                   $10.88                     37,765
                                         ---------                                             -------
Total..........................          1,396,505                                             244,556

                                1991 OPTION PLAN

1991 OPTION PLAN BACKGROUND

     The Option Plan was originally adopted by the Board and approved by the shareholders on September 27, 1991. The Option Plan has been amended on numerous occasions, including amendments on October 27, 1992 and March 9, 1993 to, among other things, increase the number of shares of Common Stock authorized for issuance under the Option Plan by an additional 350,000 shares and increase the number of shares for which automatic option grants pursuant to the Automatic Option Grant Program may be made under the Option Plan. These amendments were approved by the shareholders on June 8, 1993. On February 22, 1994, the Board amended the Option Plan to, among other things, (i) increase the number of shares of Common Stock available for issuance pursuant to the Option Plan by 500,000 shares, (ii) limit to 500,000 shares the maximum number of shares of Common Stock for which any one participant in the Option Plan may be granted stock options and separately exercisable stock appreciation rights and (iii) increase the number of shares of Common Stock for which option grants are to be made under the Automatic Grant Program to each newly elected non-employee Board member from 5,000 shares to 10,000 shares. These amendments were approved by the shareholders on June 21, 1994. On March 11, 1996, the Board amended the Option Plan which increased the number of shares of Common Stock issuable by an additional 250,000 shares. This amendment was approved by the shareholders on June 19, 1996. On April 24, 2000, the Board amended the Option Plan which increased the number of shares of Common Stock issuable by an additional 1,000,000 shares. This amendment was approved by the shareholders on June 21, 2000.

     The following is a summary of the principal features of the Option Plan as most recently amended. The summary, however, does not purport to be a complete description of all the provisions of the Option Plan. Any shareholder who wishes to obtain a copy of the actual plan document may do so by written request to the Secretary of the Company.

STRUCTURE OF THE OPTION PLAN

     The Option Plan is divided into two separate components: the Discretionary Option Grant Program and the Automatic Option Grant Program. Under the Discretionary Option Grant Program, options may be issued to key employees (including officers and directors), consultants and independent contractors of the Company (or its subsidiary companies) who contribute to the management, growth and financial success of the Company (or its subsidiary companies). Non-employee members of the Board are only eligible to receive periodic option grants under the Automatic Option Grant Program.

     As of March 31, 2002, approximately 970 employees (including 8 executive officers) were eligible to participate in the Discretionary Option Grant Program, and seven non-employee Board members were eligible to receive grants under the Automatic Option Grant Program.

     Under the Discretionary Option Grant Program, both options which qualify for favorable tax treatment as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code and non-statutory options not entitled to such treatment may be granted. All grants under the Automatic Option Grant Program and to any individuals who are not employees will be non-statutory options.

SECURITIES SUBJECT TO PLAN

     Assuming shareholder approval of this Proposal No. 2, 3,100,000 shares of the Company's Common Stock will be authorized for issuance over the term of the Option Plan. The shares will be made available either from the Company's authorized but unissued Common Stock or from Common Stock reacquired by the Company.

     In no event may any one individual participating in the Option Plan be granted stock options or separately-exercisable stock appreciation rights for more than 500,000 shares of Common Stock in the aggregate over the remaining term of the Option Plan. For purposes of such limitation, any stock options or stock appreciation rights granted prior to January 1, 1994 will not be taken into account.

     Should an option terminate for any reason prior to exercise in full (including options cancelled in accordance with the cancellation-regrant provisions described in the "Cancellation and New Grant of Options" section below), the shares subject to the portion of the option not so exercised will be available for subsequent grant. Shares subject to any option or portion thereof surrendered or cancelled in accordance with the stock appreciation right provisions of the Option Plan summarized below will not be available for subsequent grants.

ADMINISTRATION

     The Option Plan is administered by the Compensation Committee of the Board. No Board member is eligible to serve on the Compensation Committee if such individual has, within the twelve-month period immediately preceding the date he or she is to be appointed, received any option grant or stock issuance under the Option Plan or any other stock plan of the Company (or any subsidiary corporation), other than pursuant to the Automatic Option Grant Program.

     The Compensation Committee as Plan Administrator has full authority with respect to the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants and/or stock appreciation rights under the Option Plan, the type of option (Incentive Option or non-statutory) to be granted, the number of shares to be subject to each granted option or stock appreciation right, the date or dates on which the option or right is to become exercisable, and the maximum term for which the option or right is to remain outstanding.

     Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program, and the Plan Administrator will have no discretionary authority with respect to those option grants.

                       DISCRETIONARY OPTION GRANT PROGRAM

EXERCISE PRICE AND EXERCISABILITY

     The exercise price per share of a non-statutory option issued under the Discretionary Option Grant Program may not be less than 85% of the fair market value of the Company 's Common Stock on the grant date. If the granted option is intended to be an Incentive Option, the exercise price must not be less than 100% of such fair market value.

     The exercise price may be paid in cash or in shares of Common Stock. Outstanding options may also be exercised through a broker-dealer sale and remittance procedure pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The Plan Administrator may also assist any optionee (including an officer) in the exercise of outstanding options under the Discretionary Option Grant Program by authorizing a loan from the Company. The terms and conditions of any such loan will be established by the Plan Administrator in its sole discretion, but in no event may the maximum credit extended to the optionee exceed the aggregate exercise price payable for the purchased shares plus any Federal and state income or employment taxes incurred in connection with the purchase. No option may be outstanding for more than a ten-year term. Options issued under the Discretionary Option Grant Program may be immediately exercisable for vested or unvested shares or may become exercisable in one or more installments over a period of months or years as determined by the Plan Administrator.

TERMINATION OF SERVICE

     The Plan Administrator has complete discretion to establish the period of time for which any option is to remain exercisable following the optionee's cessation of service with the Company. In the event of the optionee's death, the option may be exercised during such post-service period by the personal representative of the optionee's estate or by the person inheriting the option. Under no circumstances may an option be exercised after the specified expiration date of the option term.

     Each outstanding option under the Discretionary Option Grant Program will normally, during the post-service exercise period, be exercisable only for the number of shares for which such option is exercisable at the time of the optionee's cessation of service with the Company. However, the Plan Administrator has complete discretion to accelerate the exercisability of such option in whole or in part and/or to extend the post-service exercise period of that option and may exercise that discretion at any time while the option remains outstanding, whether before or after the optionee's cessation of service.

REPURCHASE RIGHTS

     Any unvested shares of Common Stock issued under the Discretionary Option Grant Program will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in such shares. The Plan Administrator will have complete discretion in establishing the vesting schedule for any such unvested shares and will have full authority to cancel the company's outstanding repurchase rights with respect to one or more unvested shares held by the optionee at the time of his or her cessation of service and may exercise this discretion at any time.

CORPORATE TRANSACTION

     Each outstanding option under the Discretionary Option Grant Program will become immediately exercisable for all of the shares of Common Stock at the time subject to that option in the event of a Corporate Transaction. Outstanding repurchase rights will also terminate upon a Corporate Transaction. A Corporate Transaction includes one or more of the following shareholder-approved transactions: (i) a merger or acquisition in which the Company is not the surviving entity (other than a transaction the principal propose of which is to change the state of the Company's incorporation), (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets or outstanding capital stock, or (iii) any reverse merger in which the Company is the surviving entity but in which all of the Company's outstanding voting stock is transferred to the acquiring entity or its wholly owned subsidiary.

     Immediately following the consummation of the Corporate Transaction, all outstanding options will, to the extent not previously exercised by the optionees, terminate and cease to be exercisable, unless assumed by the acquiring entity or its parent company. The acceleration of options (and the termination of the Company's repurchase rights) in the event of a Corporate Transaction may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

STOCK APPRECIATION RIGHTS

     At the discretion of the Plan Administrator, options may be granted under the Discretionary Option Grant Program with tandem stock appreciation rights which will provide the holder with the right to surrender all or part of the underlying option for an appreciation distribution from the Company in an amount equal to the excess of (i) the fair market value (on the option surrender date) of the vested shares of Common Stock at the time subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. The appreciation distribution may be made, at the discretion of the Plan Administrator, in shares of Common Stock valued at fair market value on the surrender date or in cash. One or more officers of the Company subject to the short-swing profit restrictions of the Federal securities laws may, in the Plan Administrator's discretion, also be granted limited stock appreciation rights with respect to their outstanding options under the Discretionary Option Grant Program. Any option with such a limited right in effect for at least six (6) months will automatically be cancelled upon the occurrence of a Hostile Take-Over (as defined below), and the optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price (as defined below) of the shares of Common Stock at the time subject to the cancelled option (whether or not the option is otherwise at the time exercisable for such shares) over (ii) the aggregate exercise price payable for such shares.

     For purposes of such option cancellation provisions, the following definitions are in effect under the Option Plan:

     Hostile Take-Over: the acquisition by any person or related group of persons (other than the Company or its affiliates) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders which the Board does not recommend that such shareholders accept, provided more than 50% of the securities so acquired in such tender or exchange offer are obtained from shareholders other than the Company officers and directors subject to the short-swing profit restrictions of the Federal securities laws.

     Take-Over Price: the greater of (A) the fair market value of the shares of Common Stock subject to the cancelled option, measured on the cancellation date in accordance with the valuation provisions of the Option Plan described below, or (B) the highest reported price per share of Common Stock paid by the tender offer or in effecting the Hostile Take-Over.

CANCELLATION AND NEW GRANT OF OPTIONS

     The Plan Administrator has the authority to effect, with the consent of the affected optionees, the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant in substitution therefore new options covering the same or different numbers of shares of Common Stock but with an exercise price per share not less than 85% of the fair market value per share of Common Stock on the new grant date (or 100% of such fair market value if the new option is to be an Incentive Option). It is anticipated that the exercise price in effect under the new grant will in all instances be less than the exercise price in effect under the cancelled option. The Plan Administrator shall not effect such a cancellation and substitution grant without obtaining the prior approval of the shareholders of the Company.

SPECIAL TAX ELECTION

     The Plan Administrator may provide one or more holders of non-statutory options under the Discretionary Option Grant Program with the right to have the Company withhold a portion of the shares of Common Stock otherwise issuable to such individuals upon the exercise of those options in order to satisfy the Federal and state income and employment tax withholding liability incurred by such individuals in connection with such exercise. Alternatively, the Plan Administrator may allow such individuals to deliver already existing shares of the Company's Common Stock in payment of such tax liability.

                         AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, each individual who is first elected or appointed as a non-employee Board member at the Annual Meeting or at anytime thereafter will automatically be granted, at the time of such initial election or appointment, a non-statutory option to purchase 10,000 shares of Common Stock. Additional option grants will be made at periodic intervals to the individuals who continue to serve as non-employee Board members. Accordingly, on the last business day of the second quarter of each fiscal year of the Company beginning after October 28, 1992, each individual who is at the time serving as a non-employee Board member (other than an individual who received his or her initial automatic option grant in that fiscal year) will be automatically granted on such date a non-statutory stock option to purchase an additional 2,000 shares of Common Stock.

     Each option grant under the Automatic Option Grant Program will be subject to the following terms and conditions:

     (i) The exercise price per share of each grant will be equal to 100% of the fair market value per share of Common Stock on the automatic grant date, and each option will have a maximum term of ten years measured from the grant date.

     (ii) Each option will become exercisable for the option shares in four (4) equal and successive quarterly installments on the last day of each fiscal quarter commencing with the fiscal quarter in which the grant is made, provided the non-employee Board member continues to serve on the Board.

     (iii) The option will remain exercisable for a three (3)-month period following the optionee's cessation of Board service for any reason other than disability or death. Should the optionee become disabled or die while serving as a Board member, then such option will remain exercisable for a twelve (12)-month period following such cessation of service. In the case of the optionee 's death, the option may be exercised by the personal representative of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable postservice exercise period, the option may not be exercised for more than the number of shares (if any) for which it is exercisable at the time of the optionee's cessation of Board service.

     (iv) The option will become immediately exercisable for all the shares of Common Stock at the time subject to such option in the event of a Corporate Transaction (as defined in the "Corporate Transactions" section above). Immediately following the consummation of the Corporate Transaction, all automatic option grants will terminate and cease to be outstanding.

     The remaining terms and conditions of the option will in general conform to the terms described above for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

OPTION PLAN BENEFITS

     It is not possible to determine the number of shares of Common Stock that will in the future be purchased under the Option Plan by any particular individual. It is anticipated that between six and twelve individuals will be deemed Key Employees by the Committee.

FEDERAL TAX CONSEQUENCES

     Options granted under the Option Plan may be either Incentive Options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to satisfy such requirements. The Federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

     For Federal income tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two (2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or disposition, then a disqualifying disposition of the purchased shares will result.

     Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or, if less, the proceeds realized upon such disposition, over
(ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be capital gain. Upon a qualifying disposition, the optionee will recognize capital gain (or loss) equal to the difference between the sale price and the exercise price. If there is a disqualifying disposition of the shares, then, in general, the optionee will have taxable ordinary income in the year which the transfer occurs in an amount equal to the excess of the fair market value on the date of exercise over the exercise price. However, if the sale price is less than the fair market value of such shares on the date of exercise, the ordinary income will be not more than the difference between the sale price and the exercise price. The optionee will have long-term or short-term capital gain (or loss) in an amount equal to the amount by which the amount received for such shares exceeds (is less than) the optionee's tax basis in the shares as increased by the amount of any ordinary income recognized as a result of the disqualifying disposition, if any.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for such shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition the purchased shares. The Company is not entitled to a tax deduction upon grant, exercise of subsequent transfer of shares of stock acquired upon exercise of an incentive stock option, provided the optionee effects a qualifying disposition. If the optionee makes a disqualifying disposition of the purchased shares, the Company generally is entitled to a deduction at the time the optionee recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such optionee as a result of such transfer. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of incentive stock option shares will be deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

     Non-statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     Special provisions of the Internal Revenue Code apply to the acquisition of shares under a non-statutory option if the purchased shares are subject to a substantial risk of forfeiture (such as the Company's right to repurchase unvested shares at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares). These special provisions may be summarized as follows:

     (a) The optionee will not recognize any taxable income at the time the option is exercised for such unvested shares but will have to report as ordinary income, as and when the shares vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the exercise price paid for the shares.

     (b) The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise an amount equal to the difference between the fair market value of the purchased shares on the date of exercise (determined as if the unvested shares were not subject to the Company's repurchase right) and the exercise price paid for the shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the shares vest.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options will be deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

     Stock Appreciation Rights. If an option granted with a tandem stock appreciation right is surrendered for an appreciation distribution, or if an option granted with a limited stock appreciation right is cancelled for an appreciation distribution, the recipient will generally realize ordinary income on the surrender or cancellation date, equal in amount to the appreciation distribution. The Company will be entitled to a deduction equal to the amount of such ordinary income.

ACCOUNTING TREATMENT

     Under the accounting principles currently in effect for employee stock plans such as the Option Plan, option grants with exercise prices equal to the fair market value of the underlying shares on the grant date will not result in any compensation expense to the Company for financial reporting purposes. To the extent the exercise price is less than such fair market value, a compensation expense will arise as of the date of grant which will have to be recognized over the vesting period in effect for the option grant. In addition, outstanding options will in all events be taken into account in the calculation of earnings per share on a fully-diluted basis.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged against the Company's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end will be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123), issued in October 1995 and effective for fiscal years beginning after December 15, 1995, permits, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. Statement No. 123 allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APBO No. 25), but requires pro forma disclosures of net earnings and earnings per share as if the fair value based method of accounting had been applied. The Company adopted Statement No. 123 on January 1, 1996 and has elected to continue to measure compensation cost under APBO No. 25.

SHAREHOLDER APPROVAL REQUIRED

     The affirmative vote of a majority of the shares represented and entitled to vote on Proposal No. 2 is required for approval of the amendment to the Option Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THIS PROPOSAL NO. 2 APPROVING THE AMENDMENT TO THE COMPANY'S 1991 STOCK OPTION PLAN.

                         1995 SUPPLEMENTAL OPTION PLAN

BACKGROUND

     The Supplemental Plan was originally adopted by the Board on August 31, 1995 and was not submitted to the shareholders for approval. The Board adopted the Supplemental Plan as a nonqualified stock option plan that would provide further flexibility to the Company in granting options to non-officer employees of the Company and some outside consultants.

     The following is a summary of the principal features of the Supplemental Plan as most recently amended. The summary, however, does not purport to be a complete description of all the provisions of the Supplemental Plan. Any shareholder who wishes to obtain a copy of the actual plan document may do so by written request to the Secretary of the Company.

STRUCTURE OF THE SUPPLEMENTAL PLAN

     The Supplemental Plan is a Discretionary Option Grant Program, whereby options may be issued to employees (excluding officers and directors), consultants and independent contractors of the Company (or its subsidiary companies) who contribute to the management, growth and financial success of the Company (or its subsidiary companies).

SECURITIES SUBJECT TO THE SUPPLEMENTAL PLAN

     The shares available for issuance under the Supplemental Plan are authorized but unissued or reacquired shares of the Company's Common Stock. Currently, the maximum number of shares of Common Stock which may be issued over the term of the Supplemental Plan is 200,000.

     Should an option terminate for any reason prior to exercise in full (including options cancelled in accordance with the cancellation-regrant provisions described in the "Cancellation and Regrant of Options" section below), the shares subject to the portion of the option not so exercised will be available for subsequent grant.

ADMINISTRATION

     The Supplemental Plan is administered by the Board or the Primary Committee appointed by the Board. The Board as the Plan Administrator has full authority to determine which eligible persons are to receive option grants, the time or times when such option grants are to be made, the number of shares to be covered by each such grant, the time or times at which each option is to be come exercisable and the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding.

EXERCISE PRICE AND EXERCISABILITY

     The exercise price per share shall be fixed by the Plan Administrator but shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the grant date.

     The exercise price may be paid in cash or by check made payable to the Company. Outstanding options may also be exercised through a broker-dealer sale and remittance procedure pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. No option may be outstanding for more than ten-years from the grant date.

TERMINATION OF SERVICE

     The Plan Administrator has complete discretion to establish the period of time for which any option is to remain exercisable following the optionee's cessation of service with the Company. In the event of the optionee's death, the option may be exercised during such post-service period by the personal representative of the optionee's estate or by the person inheriting the option. Under no circumstances may an option be exercised after the specified expiration date of the option term.

     Each outstanding option will normally, during the post-service exercise period, be exercisable only for the number of shares for which such option is exercisable at the time of the optionee's cessation of service with the Company. However, the Plan Administrator has complete discretion to accelerate the exercisability of such option in whole or in part and/or to extend the post-service exercise period of that option and may exercise that discretion at any time while the option remains outstanding, whether before or after the optionee's cessation of service.

REPURCHASE RIGHTS

     The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should an optionee cease service while holding such unvested shares, the Company has the right to repurchase, at the exercise prices paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

CORPORATE TRANSACTION

     Each outstanding option under the Supplemental Plan will become immediately exercisable for all of the shares of Common Stock at the time subject to that option in the event of a Corporate Transaction. Outstanding repurchase rights will also terminate upon a Corporate Transaction. A Corporate Transaction includes one or more of the following shareholder-approved transactions: (i) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to the such transaction; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

     Immediately following the consummation of the Corporate Transaction, all outstanding options will, to the extent not previously exercised by the optionees, terminate and cease to be exercisable, unless assumed by the acquiring entity or its parent company.

CANCELLATION AND REGRANT OF OPTIONS

     The Plan Administrator has the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all options outstanding under the Supplemental Plan and to grant in substitution therefore new options covering the same or different numbers of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new option grant date.

FEDERAL TAX CONSEQUENCES

     Options granted under the Supplemental Plan are non-statutory (nonqualifying) options which are not intended to satisfy the requirements of
Section 422 of the Internal Revenue Code. The federal income tax treatment for options of this type are as follows:

     Non-statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     Special provisions of the Internal Revenue Code apply to the acquisition of shares under a non-statutory option if the purchased shares are subject to a substantial risk of forfeiture (such as the Company's right to repurchase unvested shares at the original exercise price paid per share, upon the optionee 's cessation of service prior to vesting in those shares). These special provisions may be summarized as follows:

                (a) The optionee will not recognize any taxable income at the time the option is exercised for such unvested shares but will have to report as ordinary income, as and when the shares vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the exercise price paid for the shares.

                (b) The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise an amount equal to the difference between the fair market value of the purchased shares on the date of exercise (determined as if the unvested shares were not subject to the Company's repurchase right) and the exercise price paid for the shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the shares vest.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options will be deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

ACCOUNTING TREATMENT

     Under the accounting principles currently in effect for employee stock plans such as the Option Plan, option grants with exercise prices equal to the fair market value of the underlying shares on the grant date will not result in any compensation expense to the Company for financial reporting purposes. To the extent the exercise price is less than such fair market value, a compensation expense will arise as of the date of grant which will have to be recognized over the vesting period in effect for the option grant. In addition, outstanding options will in all events be taken into account in the calculation of earnings per share on a fully-diluted basis.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123), issued in October 1995 and effective for fiscal years beginning after December 15, 1995, permits, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. Statement No. 123 allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APBO No. 25), but requires pro forma disclosures of net earnings and earnings per share as if the fair value based method of accounting had been applied. The Company adopted Statement No. 123 on January 1, 1996 and has elected to continue to measure compensation cost under APBO No. 25.

              PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT AUDITORS

     The Company is asking the shareholders to ratify the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending December 29, 2002. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP.

     Representatives of KPMG LLP attend most meetings of the Audit Committee of the Board. The Audit Committee reviews audit and non-audit services performed by KPMG LLP as well as the fees charged by KPMG LLP for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor's independence. Additional information concerning the Audit Committee and its activities with KPMG LLP can be found in the following sections of this proxy statement: "Board Committees and Meetings," "Report of the Audit Committee of the Board of Directors," and Exhibit A.

     In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

     KPMG LLP were auditors for the year ended December 30, 2001 and have been recommended to the shareholders for ratification as auditors for the year ending December 29, 2002. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

FEES PAID TO KPMG LLP

     The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal year 2001.

Audit Fees..................................................    $160,500
Financial Information Systems Design and
  Implementation Fees.......................................         -0-
All other fees..............................................         -0-
                                                                --------
Total.......................................................    $160,500
                                                                ========

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 29, 2002.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information known to the Company regarding the ownership of the Company's Common Stock as of March 25, 2002 for
(i) each Director, (ii) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (iii) any other Named Officer and (iv) all officers and Directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                        NUMBER OF      PERCENT OF TOTAL
NAME AND ADDRESS                                         SHARES      SHARES OUTSTANDING(1)
----------------                                        ---------    ---------------------
ValueAct Capital Partners. L.P.(2)(10)(11)..........    1,889,000            15.5%
One Financial Center, Suite 1600
Boston, MA 02111
Wallace R. Weitz & Co.(3)...........................    1,704,000            14.0%
1125 S. 103rd St., Ste 600
Omaha, NE 68124-6008
Fidelity Management & Research(4)...................    1,235,260            10.2%
82 Devonshire St., N4A
Boston, MA 02109
Sterling Capital Management(5)......................      927,861             7.6%
One First Union Center
301 S. College St
Charlotte, NC 28202-6005
Farallon Capital Management, L.L.C.(6)..............      910,400             7.5%
One Maritime Plaza, Suite 1325
San Francisco, CA 94111
Dimensional Fund Advisors(7)........................      830,000             6.8%
1299 Ocean Ave., 11th Fl
Santa Monica, CA 90401
State of Wisconsin Investment Board(8)..............      790,700             6.5%
P.O. Box 7842
Madison, Wisconsin 53707
Liberty Wanger Asset Management, L.P.(9)............      619,000             5.1%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606
Peter H. Kamin(2)(10)...............................    1,935,957            15.8%
Jeffrey W. Ubben(2)(11).............................    1,877,500            15.4%
Thomas C. O'Brien(12)...............................       75,000               *
Peter B. Doder(12)..................................       61,250               *
Marcia A. McAllister(12)............................       45,000               *
Joseph F. Mazzella(12)..............................       42,500               *
Melvin R. Martin(12)................................       38,125               *
Maurice A. Cocca(12)................................       29,500               *
Susan B. Gould(12)..................................       27,855               *
David R. Montgomery(12).............................       25,000               *
Scott P. Pettit(12).................................       25,000               *
John K. Wilcox(12)..................................       18,500               *
Donald J. Hermanek(12)..............................       16,250               *
Patrick T. Walsh(12)................................       10,000               *
Donald J. Comis(12).................................        4,000               *
All officers (including Named Officers) and
  Directors as a group (15 persons)(13).............    2,365,437            18.7%

---------------
  *  Less than 1%

 (1) Percentage of beneficial ownership is calculated assuming 12,215,728 shares of common stock were outstanding on March 25, 2002. This percentage includes any shares of common stock of which such individual or entity had the right to acquire beneficial ownership within sixty days of March 25, 2002, including but not limited to the exercise of an option; however, such common stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by General Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

 (2) Such information was based on Schedule 13D filed jointly by ValueAct Capital Partners, L.P. ("ValueAct Partners"), VA Partners, L.L.C. ("VA Partners"), George F. Hamel, Jr., Peter H. Kamin and Jeffrey W. Ubben on February 16, 2001 and reflects stock held as of December 31, 2001. Messrs. Hamel, Kamin and Ubben are each Managing Members, principal owners and controlling persons of VA Partners. Shares beneficially owned by each of ValueAct Partners and ValueAct Partners II, L.P. ("ValueAct Partners II") are reported as beneficially owned by VA Partners, as General Partner of each of such investment partnerships, and by the Managing Members as controlling persons of the General Partner. VA Partners and the Managing Members also, directly or indirectly, may own interests in one or both of such partnerships from time to time. By reason of such relationships ValueAct Partners is reported as having shared power to vote or to direct the vote, and shared power to dispose or direct the disposition of, such shares of common stock with VA Partners and the Managing Members. VA Partners and the Managing Members disclaim beneficial ownership of the shares of common stock held by each of ValueAct Partners and ValueAct Partners II. ValueAct Partners is the beneficial owner of 1,735,310 shares of common stock, representing approximately 14.8% of the Company's outstanding common stock. ValueAct Partners II is the beneficial owner of 130,690 shares of common stock, representing approximately 1.1% of the Company's outstanding common stock. VA Partners and each of the Managing Members may be deemed the beneficial owner of an aggregate of 1,866,000 shares of Company's common stock. Also includes 23,000 stock options to purchase shares of common stock granted under the 1991 Stock Option Plan as amended and restated that are exercisable on March 25, 2002 or will become exercisable within 60 days after that date consisting of (a) 11,500 options granted to Mr. Kamin and (b) 11,500 options granted to Mr. Ubben. These 23,000 stock options were assigned to ValueAct Partners by Messrs. Kamin and Ubben. The options are owned directly by ValueAct Partners and indirectly by VA Partners, as general partner of ValueAct Partners, and indirectly by Messrs. Kamin and Ubben as managing members and controlling persons of VA Partners. In addition to the 1,889,000 shares of common stock of which VA Partners and each of the Managing Members may be deemed to be the beneficial owners, Mr. Kamin owns and has sole voting power to vote and dispose of 58,457 shares of common stock.

 (3) Such information is based on a Schedule 13G/A filed by Wallace R. Weitz & Co. with the SEC on February 4, 2002 and reflects stock held as of December 31, 2001. According to such Schedule 13G, Wallace R. Weitz & Co. has sole voting and dispositive power for all the shares.

 (4) Such information is based on a Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2002 and reflects stock held as of December 31, 2001. Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 181,010 shares or 1.492%. Edward C. Johnson 3d, FMR Corp, through its control of Fidelity and the funds, each has sole power to dispose of the 181,010 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly-owed subsidiary of FMR Corp., is the beneficial owner of 988,550 shares or 8.147%. Edward C. Johnson 3d and FMR Corp, through its control of Fidelity Management Trust Company, each has sole dispositive and voting power over 988,550 shares. Fidelity International Limited is the beneficial owner of 65,700 shares or 0.541%. Fidelity International Limited is the sole dispositive and voting power over 65,700 shares.

 (5) Such information is based on a Schedule 13G/A filed by Sterling Management LLC. ("Sterling") with the SEC on February 4, 2002 and reflects stock held as of December 31, 2001. According to such Schedule 13G, Sterling has shared voting and dispositive power over all the shares.

 (6) Such information is based on a Schedule 13G filed jointly by Farallon Capital Management, L.L.C. with the SEC on February 4, 2002 and reflects stock held as of December 31, 2001. According to such Schedule 13G, the managing members of Farallon Capital Management, L.L.C. and managing members of Farallon Partners, L.L.C., named therein, have shared voting and dispositive power for all the shares.

 (7) Such information is based on a Schedule 13G/A filed by the Dimensional Fund Advisors, Inc. ("Dimensional") with the SEC on January 30, 2002 and reflects stock held as of December 31, 2001. According to such Schedule 13G, Dimensional has sole voting and dispositive power over all the shares.

 (8) Such information is based on a Schedule 13G/A filed by State of Wisconsin Investment Board with the SEC on February 15, 2002 and reflects stock held as of December 31, 2001. According to such Schedule 13G, the State of Wisconsin Investment Board retains sole voting and dispositive power for all the shares.

 (9) Such information is based on a Schedule 13G/A filed by Liberty Wanger Asset Management, L.P., with the SEC on February 12, 2002 and reflects stock held as of December 31, 2001. According to such Schedule 13G, Liberty Wanger Asset Management, L.P. has shared voting and dispositive power for all the shares.

(10) Includes 58,457 shares of Common Stock over which Mr. Kamin has sole voting and dispositive power and 1,866,000 shares owned by ValueAct Partners over which Mr. Kamin shares voting and dispositive power. Peter H. Kamin, a director of the Company, has the sole power to vote or dispose of 58,457 shares of Common Stock by reason of his position as Partner and managing member of ValueAct Partners. Such information is based on a Schedule 13D filed with the SEC on February 16, 2001. Also includes 11,500 stock options to purchase shares of common stock granted under the 1991 Stock Option Plan as amended and restated to Mr. Kamin that are exercisable on March 25, 2002 or will become exercisable within 60 days after that date. All 11,500 options were assigned to ValueAct Partners. The options are owned directly by ValueAct Partners and indirectly by VA Partners, as general partner of ValueAct Partners, and indirectly by Mr. Kamin as a managing member and controlling person of VA Partners. Mr. Kamin disclaims beneficial ownership for these options.

(11) Includes 1,866,000 shares owned by ValueAct Partners over which Mr. Ubben shares voting and dispositive power. Also includes 11,500 stock options to purchase shares of common stock granted under the 1991 Stock Option Plan as amended and restated to Mr. Ubben that are exercisable on March 25, 2002 or will become exercisable within 60 days after that date. All 11,500 options were assigned to ValueAct Partners. The options are owned directly by ValueAct Partners and indirectly by VA Partners, as general partner of ValueAct Partners, and indirectly by Mr. Ubben as a managing member and controlling person of VA Partners. Mr. Ubben disclaims beneficial ownership for the options.

(12) Includes that portion of options to purchase shares of Common Stock granted under the 1991 Stock Option Plan that are exercisable on March 25, 2002 or will become exercisable within 60 days after that date: Mr. O'Brien, 75,000 shares; Mr. Doder 61,250; Ms. McAllister, 45,000 shares; Mr. Mazzella 42,500 shares; Mr. Martin, 38,125 shares; Mr. Cocca, 29,500 shares; Ms. Gould, 27,855 shares; Mr. Montgomery, 25,000 shares; Mr. Pettit, 25,000 shares; Mr. Wilcox, 18,500 shares; Mr. Hermanek, 16,250 shares; Mr. Walsh, 10,000 shares; and Mr. Comis, 4,000 shares.

(13) Includes options to purchase shares of Common Stock granted under the 1991 Stock Option Plan that are currently exercisable or will become exercisable within 60 days after March 25, 2002.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon a review of the copies of such reports furnished to the Company and written representations from such Officers, Directors and greater than ten percent shareholders, all Section 16(a) filing requirements applicable to the Company's Directors, Executive Officers and greater than ten percent shareholders have been met.

                                 ANNUAL REPORT

     A copy of the Annual Report of the Company for the fiscal year ended December 30, 2001 has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

                        ADDITIONAL INFORMATION AVAILABLE

     The Company files an Annual Report on Form 10-K with the SEC. Shareholders may obtain a separate copy of this report, without charge, by writing to the Chief Financial Officer of the Company at 850 East Algonquin Road, Suite 100, Schaumburg, IL 60173.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

                                          THE BOARD OF DIRECTORS OF
                                          INSURANCE AUTO AUCTIONS, INC.

Dated: May 10, 2002

                        DIRECTIONS TO THE WYNDHAM HOTEL
                Site of the 2002 Annual Meeting of Shareholders
                               THE WYNDHAM HOTEL
                               400 Park Boulevard
                             Itasca, Illinois 60143
                             Phone: (630) 773-4000
                               Fax (630) 773-4088

FROM CHICAGO AND THE LOOP: TAKE 290 WEST TO THORNDALE (EXIT #5), STAY IN LEFT RIGHT TURN LANE, TURN RIGHT ON THORNDALE TO FIRST LIGHT (PARK BLVD.) TURN LEFT ON PARK BLVD. TO THE HOTEL.

FROM THE NORTH: TAKE I-94/294 SOUTH TO 90 WEST, TO 53 SOUTH/290 EAST TO THORNDALE (EXIT #5). LEFT ON THORNDALE TO SECOND LIGHT (PARK BLVD.) LEFT ON PARK BLVD. TO THE HOTEL.

FROM THE SOUTH: 294 NORTH TO 290 WEST TO THORNDALE (EXIT #5), STAY IN LEFT RIGHT TURN LANE, TURN RIGHT ON THORNDALE TO FIRST LIGHT (PARK BLVD.) TURN LEFT ON PARK BLVD. TO THE HOTEL.

FROM O'HARE AIRPORT: TAKE 190 OUT OF O'HARE TO 90 WEST TO ROCKFORD TO 53 SOUTH/290 EAST TO THORNDALE (EXIT #5), TURN LEFT ON THORNDALE TO PARK BLVD. (FIRST LIGHT AFTER YOU PASS HOTEL), TURN LEFT ON PARK BLVD. TO THE HOTEL.

FROM MIDWAY AIRPORT: TURN LEFT ON CICERO TO 55TH STREET, LEFT ON 55TH ST. TO CENTRAL, RIGHT ON CENTRAL TO RT. 55, WEST TO 294 NORTH TO (290 WEST) TO ROCKFORD. (290 WEST WILL BE ON THE RIGHT JUST AFTER THE TOLLGATE.) TAKE 290 WEST TO THORNDALE (EXIT #5) RIGHT ON THORNDALE TO FIRST LIGHT (PARK BLVD.), TURN LEFT ON PARK BLVD. TO THE HOTEL.

                                      PROXY

                          INSURANCE AUTO AUCTIONS, INC.

                  ANNUAL MEETING OF SHAREHOLDERS, JUNE 19, 2002

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         INSURANCE AUTO AUCTIONS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on June 19, 2002 and the Proxy Statement and appoints Thomas C. O'Brien and Joseph F. Mazzella, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Insurance Auto Auctions, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders to be held at the Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois 60143, on Wednesday, June 19, 2002 at 10:00 a.m. local time and at any adjournment or postponement thereof (the "Annual Meeting"), with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

      PLEASE FOLLOW THE INSTRUCTIONS ON THE BACK OF THIS CARD TO GRANT YOUR
       PROXY BY TELEPHONE OR BY INTERNET, OR RETURN THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE AFTER SIGNING AND DATING IT ON THE OTHER SIDE. NO
               POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES

12-DIGIT CONTROL NO.    XXX  XXX  XXX  XXX

                          INSURANCE AUTO AUCTIONS, INC.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF A NEW AND CONVENIENT WAY BY WHICH YOU CAN VOTE YOUR SHARES -- ELECTRONICALLY, BY EITHER TELEPHONE OR THE INTERNET.

BY TELEPHONE. ON A TOUCH-TONE TELEPHONE, CALL 1-877-779-8683. LISTEN TO THE RECORDED INSTRUCTIONS, USE THE CONTROL NUMBER PRINTED IN THE BOX IN THE UPPER RIGHT CORNER OF THIS PROXY CARD TO ACCESS THE SYSTEM, AND USE YOUR TELEPHONE KEY PAD TO VOTE.

OVER THE INTERNET. ACCESS THE WORLD WIDE WEB SITE HTTP://WWW.EPROXYVOTE.COM/IAAI AND FOLLOW THE INSTRUCTIONS POSTED ON THE WEB SITE.


Your vote by telephone or over the Internet authorizes the proxies named on the front of this proxy card in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares by either of these electronic means, there is no need for you to mail back your proxy card. By signing this proxy card or voting by telephone or over the Internet, you acknowledge receipt of the Notice of Annual Meeting of Shareholders to be held June 19, 2002 and the Proxy Statement dated May 10, 2002.

With respect to other matters that properly come before the Annual Meeting or any adjournment of the Annual Meeting, which, as of May 10, 2002, the proxies named above do not know are to be presented at the Annual Meeting, those proxies are authorized to vote upon those matters in their discretion.

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW AND A VOTE FOR THE OTHER PROPOSALS.

1. To elect the following as directors to serve for a term ending upon the 2003 Annual Meeting of Shareholders or until their successors are elected and duly qualified (except as marked to the contrary below):

                                                           WITHHOLD
                                                         AUTHORITY TO
                                          FOR ALL        VOTE FOR ALL       FOR ALL
                                          NOMINEES         NOMINEES          EXCEPT

                                            [ ]               [ ]              [ ]

NOMINEES:      01 Joseph F. Mazzella      02 Thomas C. O'Brien        03 Maurice A. Cocca
               04 Susan B. Gould          05 Peter H. Kamin           06 Melvin R. Martin
               07 Jeffrey W. Ubben        08 John K. Wilcox

     INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL
     EXCEPT" BOX AND STRIKE A LINE THROUGH THE NOMINEE'S NAME.
                                                                FOR        AGAINST      ABSTAIN
2.   To approve the adoption of an amendment to the
     Amended and Restated 1991 Stock Option Plan.               [ ]          [ ]           [ ]


3.   To ratify the appointment of KPMG LLP as the Company's
     independent auditors for the fiscal Year ending
     December 29, 2002.                                         [ ]          [ ]           [ ]

4.   To transact such other business as may properly come       MARK HERE FOR ADDRESS CHANGE
     before the Annual Meeting and at any                       AND NOTE AT LEFT         [ ]
     adjournment or postponement thereof.
                                                                If no specification is made, this
                                                                proxy will be voted FOR the election
                                                                of the nominees listed above and
                                                                FOR the ratification of the
                                                                appointment of KPMG LLP.


-------------------------------------                           --------------------------
Signature                                                       Date
